SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Arcus Biosciences, Inc.

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ARCUS BIOSCIENCES, INC.

3928 Point Eden Way

Hayward, CA 94545

(510) 694-6200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 3, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders, or the Annual Meeting, of Arcus Biosciences, Inc., a Delaware corporation (“Arcus”). The Annual Meeting will be held on Thursday, June 3, 2021 at 8:30 a.m. Pacific Time. The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the virtual Annual Meeting and submit your questions and vote your shares online during the meeting by visiting www.virtualshareholdermeeting.com/RCUS2021 and using your 16-digit control number to enter the virtual Annual Meeting. The stockholder list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/RCUS2021. Instructions on how stockholders of record can view the stockholder list during the Annual Meeting are posted at www.virtualshareholdermeeting.com/RCUS2021. The Annual Meeting will be held for the following purposes:

1.	To elect the Board of Directors’ nominees for director to hold office until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified.
2.

To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Arcus for its fiscal year ending December 31, 2021.

3.	To approve, on an advisory basis, the compensation of Arcus’s named executive officers, as disclosed in this Proxy Statement.
4.	To vote, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Arcus’s named executive officers.
5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 9, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held Virtually on Thursday, June 3, 2021.

The proxy statement and annual report to stockholders

are available at www.proxyvote.com

By Order of the Board of Directors

/s/ Terry Rosen___

Terry Rosen, Ph.D.

Chief Executive Officer and Chairman of the Board

Hayward, California

April 20, 2021

You are cordially invited to attend our annual meeting virtually via live webcast at www.virtualshareholdermeeting.com/RCUS2021. Whether or not you expect to attend the meeting, please vote as soon as possible. You may vote over the Internet or by a toll-free telephone number. If, however, you requested to receive paper proxy materials, then you may vote by mailing a completed, signed and dated proxy card or voting instruction card in the envelope provided with the proxy card or voting instruction card. Please note that any stockholder attending the virtual Annual Meeting may vote online during the meeting, even if the stockholder has already returned a proxy card or voting instruction card. Please see the instructions in the attached proxy statement and on your proxy card or voting instruction card, or on your Notice of Internet Availability of Proxy Materials previously received.

ARCUS BIOSCIENCES, INC.

3928 Point Eden Way

Hayward, CA 94545

(510) 694-6200

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2021

To be held virtually at www.virtualshareholdermeeting.com/RCUS2021 on Thursday, June 3, 2021 at 8:30 am Pacific

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2021

This proxy statement and our 2020 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are available on our website at www.proxyvote.com. We intend to mail the notice regarding the availability of proxy materials on or about April 23, 2021 to all stockholders of record entitled to vote at the annual meeting.

MEETING AGENDA

Proposal No.	Proposal	Board Vote Recommendation

1	To elect the Board of Directors’ nominees for director to hold office until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified.	For each Arcus director nominee

2

To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Arcus for its fiscal year ending December 31, 2021.

For

3	To approve, on an advisory basis, the compensation of Arcus’s named executive officers, as disclosed in this Proxy Statement.	For

4	To vote, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Arcus’s named executive officers.	One Year

i

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Arcus Biosciences, Inc. is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

What is included in the proxy materials?

The proxy materials include:

•

This proxy statement, which includes information regarding the proposals to be voted on at the Annual Meeting, the voting process, corporate governance, the compensation of our directors and certain executive officers, and other required information;

•	Our 2020 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020; and
•	The proxy card or a voting instruction card for the Annual Meeting (which you will receive if you have requested paper copies of this proxy statement and our Annual Report).

We intend to mail the Notice on or about April 23, 2021 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 3, 2021.

How do I attend the annual meeting?

We will be hosting the Annual Meeting only by means of a live audio webcast. There will not be a physical meeting location and you will not be able to attend the meeting in person physically. The live audio webcast will be held on Thursday, June 3, 2021, and will begin promptly at 8:30 a.m. local time. Online check-in will begin approximately 15 minutes prior to the start of the Annual Meeting. We encourage our stockholders to access the meeting in advance of the designated start time to have ample time for check-in procedures. To attend the Annual Meeting virtually via the internet, please visit www.virtualshareholdermeeting.com/RCUS2021. You will need the 16-digit control number included in the Notice or on the proxy card.

Why are you holding a virtual annual meeting?

Due to COVID, the annual meeting will be conducted via a live audio webcast and online shareholder tools. We have implemented the virtual format in order to provide a safe experience for our stockholders and other meeting participants, which will facilitate stockholder attendance and participation from any location around the world, at no cost. However, you will bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies. A virtual annual meeting also makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the annual meeting so they can ask us questions.

1.

Who can vote at the annual meeting?

Stockholders of record and beneficial owners at the close of business on April 9, 2021, the record date, will be able to vote their shares electronically during the Annual Meeting by using the 16-digit control number. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/RCUS2021. On this record date, there were 70,991,112 shares of common stock outstanding and entitled to vote.

If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting, but you will not be able to vote your shares or submit questions during the Annual Meeting. See caption below titled “Attending the Annual Meeting as a Guest.”

Stockholder of Record: Shares Registered in Your Name

If on April 9, 2021 your shares were registered directly in your name with Arcus’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 9, 2021 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual annual meeting. Beneficial stockholders as of the record date who want to be able to attend and vote at the Annual Meeting can attend using the 16-digit control number found on the notice and instructions received from their broker or other nominee.

Attending the Annual Meeting as a Guest

Guests may enter the Annual Meeting in “listen-only” mode by entering the Annual Meeting at www.virtualshareholdermeeting.com/RCUS2021 and entering the information requested in the “Guest Login” section. Guests will not have the ability to vote at the Annual Meeting.

Who can ask questions at the Annual Meeting?

If you are attending the Annual Meeting as a stockholder of record or as a beneficial owner, questions can be submitted by accessing the meeting center at www.virtualshareholdermeeting.com/RCUS2021, entering your 16-digit control number and following the instructions. Instructions on how to ask questions and participate in the Annual Meeting are posted at www.virtualshareholdermeeting.com/RCUS2021. Guests will not have the ability to ask questions during the Annual Meeting.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available for examination for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting at our corporate headquarters. Due to the COVID-19 pandemic, please email us at investorinfo@arcusbio.com to arrange a time to review. The stockholder list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/RCUS2021. Instructions on how stockholders of record can view the stockholder list during the Annual Meeting are posted at www.virtualshareholdermeeting.com/RCUS2021.

2.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of directors (Proposal 1);
•

Ratification of appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Arcus for its fiscal year ending December 31, 2021 (Proposal 2).

•	To approve, on an advisory basis, the compensation of Arcus’s named executive officers as disclosed in the Proxy Statement (Proposal 3).
•	To vote, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Arcus’s named executive officers (Proposal 4).

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote, to the extent permitted by SEC rules, on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Arcus for its fiscal year ending December 31, 2021, you may vote “For” or “Against” or abstain from voting. For the approval, on an advisory basis, of the compensation of Arcus’s named executive officers, you may vote “For” or “Against” or abstain from voting. For the preferred frequency of stockholder advisory votes on the compensation of Arcus’s named executive officers, you may vote “1 Year”, “2 Years”, or “3 Years” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online even if you have already voted by proxy.

•

To vote online during the virtual annual meeting, attend the annual meeting at www.virtualshareholdermeeting.com/RCUS2021 and vote your shares during the virtual Annual Meeting. You will need your 16-digit control number provided in the Notice or proxy card in order to gain access to the virtual Annual Meeting.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time, on June 2, 2021, to be counted.

•

To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time, on June 2, 2021, to be counted.

3.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice or voting instruction card containing voting instructions from that organization rather than from Arcus. Simply follow the voting instructions in the Notice or voting instruction card to ensure that your vote is counted. To vote online at the virtual Annual Meeting, you can do so using the 16-digit control number found on the notice and instructions received from your broker or other agent. Whether or not you plan to attend the virtual Annual Meeting, please vote by proxy as directed in your Notice or voting instruction card as soon as possible to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote online during the meeting even if you have already voted by proxy.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Can I vote my shares by completing and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by telephone, by Internet, by requesting and returning a paper proxy card or voting instruction card, or by voting online at the virtual Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 9, 2021.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card by telephone, through the internet or online at the virtual annual meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director (Proposal 1), “For” the ratification of the independent registered public accounting firm (Proposal 2), “For” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3) and “1 year” on the preferred frequency of stockholder advisory votes on the compensation of the company’s named executive officers (Proposal 4). If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares, to the extent permitted by SEC rules, using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposals 1, 3 and 4 are considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

4.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to Arcus Biosciences, Inc.’s Secretary at 3928 Point Eden Way, Hayward, CA 94545.
•	You may attend the virtual annual meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent, or you may attend the virtual annual meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals and director nominations due for next year’s annual meeting?

If you wish to submit a proposal to be considered for inclusion in the proxy materials we prepare for next year’s annual meeting, your proposal must be submitted in writing by December 24, 2021, to Arcus Biosciences, Inc., 3928 Point Eden Way Hayward, CA 94545, Attention: Secretary. However, if our 2022 annual meeting of stockholders is held before May 5, 2022, or after July 3, 2022, then your proposal must be received a reasonable time before we print and mail our proxy statement for the 2022 Annual Meeting of Stockholders.

If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so no earlier than February 3, 2022, and no later than March 5, 2022, to Arcus Biosciences, Inc., 3928 Point Eden Way Hayward, CA 94545, Attention: Secretary. If such proposal is submitted after March 5, 2022, it will be considered untimely; provided, however, that if our 2022 Annual Meeting of Stockholders is held before May 4, 2022, or after August 2, 2022, then your proposal must be received no earlier than 120 days prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such meeting and (b) the 10th day following the day on which notice of the date of the 2022 Annual Meeting of Stockholders is mailed or public disclosure is made, whichever occurs first. You are also advised to review our bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1 to elect the directors, votes “For,” “Withhold” and broker non-votes, with respect to Proposals 2 and 3, votes “For”, “Against,” abstentions and, if applicable, broker non-votes, and with respect to Proposal 4, votes for “1 Year,” “2 Years”, “3 Years,” abstentions and, if applicable, broker non-votes.

5.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposals 1, 3 and 4 are considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with those proposals.

How many votes are needed to approve each proposal?

For the election of directors, the four nominees receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of the director will be elected. Only votes “For” will affect the outcome. “Withheld” and broker non-votes will have no effect.

To be approved, Proposal No. 2, ratification of the selection of Ernst & Young LLP as Arcus’s independent registered public accounting firm for fiscal year ending December 31, 2021, must receive “For” votes from the holders of a majority of shares present or represented by proxy and cast at the meeting. If you “Abstain” from voting, your abstention will not count as a vote being cast, and will have no effect. We do not expect any broker non-votes on Proposal 2.

To be approved, Proposal No. 3, approval of the compensation of our named executive officers, must receive “For” votes from the holders of a majority of shares present or represented by proxy and cast at the meeting. Abstentions and broker non-votes will have no effect.

For Proposal No. 4, the preferred frequency of advisory votes on executive compensation, the frequency receiving a majority of votes from shares present or represented by proxy and cast at the meeting will be the frequency preferred. If no frequency receives a majority of votes from shares present or represented by proxy and cast at the meeting, we will deem the frequency receiving the most votes to be the frequency preferred by stockholders. Abstentions and broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the virtual meeting, present by means of remote communication as authorized by the Board in its sole discretion, or represented by proxy. On the record date, there were 70,991,112 shares outstanding and entitled to vote. Thus, the holders of 35,495,557 shares must be present at the virtual meeting or represented by proxy at the virtual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the virtual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the virtual meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

6.

Proposal 1

Election of DirectorS

Arcus’s Board of Directors is divided into three classes, and each class has a three-year term. The terms of the Class III directors expire at the 2021 Annual Meeting of Stockholders, the terms of the Class I directors expire at the 2022 Annual Meeting of Stockholders, and the terms of the Class II directors expire at the 2023 Annual Meeting of Stockholders. Vacancies on the Board may be filled only by persons appointed by a majority of the remaining directors. A director appointed by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are four directors in the class whose terms of office expire in 2021. If elected at the annual meeting, each of the nominees would serve until the 2024 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal. Dr. Rosen and Ms. Falberg were previously elected by our stockholders. Ms. Jarrett was recommended for appointment to our Board of Directors by our Chief Executive Officer, and was appointed as a director by our Board in January 2019. Dr. Quigley was designated pursuant to the Investor Rights Agreement entered into between Arcus and Gilead Sciences, Inc. in May 2020, and appointed as a director by our Board in January 2021. We invite and encourage our directors and nominees for director to attend the annual meeting, but have no formal policy regarding their attendance at our annual meetings. All of the directors at the time attended the 2020 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, the four nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the four nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Arcus. Each nominee has agreed to serve if elected. Arcus’ management has no reason to believe that any nominee will be unable to serve.

The following table sets forth information regarding our directors as of February 1, 2021:

NAME	CLASS	AGE	POSITION HELD WITH THE COMPANY
Terry Rosen, Ph.D.	III	61	Chief Executive Officer, Director and Chairman
Juan Carlos Jaen, Ph.D.	II	63	President and Director
Yasunori Kaneko, M.D.(1)(2)(3)	I	67	Director
Patrick Machado, JD(3)	I	56	Director
Antoni Ribas, M.D., Ph.D.	I	54	Director
Andrew Perlman, M.D., Ph.D.(3)(4)	I	73	Director
David Lacey, M.D.(1)(4)	II	68	Director
Merdad Parsey, M.D., Ph.D.	II	57	Director
Kathryn Falberg(1)(2)	III	60	Director
Michael Quigley, Ph.D.	III	39	Director
Jennifer Jarrett	III	50	Chief Operating Officer and Director
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)

On April 16, 2021, the Board of Directors appointed Dr. Perlman to the Audit Committee in place of Dr. Lacey and appointed Dr. Lacey to the Nominating and Corporate Governance Committee in place of Dr. Perlman.

7.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominee for Election as a Class III Director for a Three-year Term Expiring at the 2024 Annual Meeting

Kathryn Falberg has served as a member of our Board since September 2017. She served as the Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc, a biopharmaceutical company, from March 2012 to March 2014, after serving as its Senior Vice President and Chief Financial Officer since December 2009. From 2001 through 2009, Ms. Falberg worked with a number of smaller companies while serving as a corporate director and audit committee chair for several companies. From 1995 to 2001, Ms. Falberg was with Amgen, Inc., where she served as Senior Vice President, Finance and Strategy, and Chief Financial Officer and prior to that as Vice President, Chief Accounting Officer, and Vice President, Treasurer. Ms. Falberg holds an M.B.A. in Finance and B.A. in Economics from the University of California, Los Angeles and is an inactive certified public accountant. Ms. Falberg also serves as a member of the boards of directors, and on the audit committees, of biopharmaceutical companies Urogen Pharma Ltd., Tricida Inc. and Nuvation Bio, and is a member of the board of directors of a technology company, The Trade Desk, Inc. Ms. Falberg previously served on the boards of directors of Aimmune Therapeutics, Inc., Axovant Sciences, Ltd., BioMarin Pharmaceutical Inc., Medivation, Inc., Halozyme Therapeutics, Inc., aTyr Pharma, Inc., and multiple other companies. We believe Ms. Falberg is able to make valuable contributions to our Board of Directors due to her extensive business experience as an executive in the pharmaceutical industry and her service as a director and audit committee member of various other companies.

Jennifer Jarrett has served as our Chief Operating Officer since October 2020 and as a member of our Board since January 2019. Ms. Jarrett served as Vice President, Corporate Development and Capital Markets at Uber, Inc. from January 2019 to October 2020 and prior to that, served as our Chief Operating and Financial Officer from June 2018 to January 2019, and as our Chief Business Officer and Chief Financial Officer from March 2017 to June 2018. From April 2016 to September 2016, Ms. Jarrett was the Chief Financial Officer of Medivation, Inc., a biopharmaceutical company, which was acquired by Pfizer Inc. Prior to that, Ms. Jarrett spent 20 years in investment banking, most recently as Managing Director at Citigroup from July 2010 to April 2016, where she was responsible for managing their west coast life sciences investment banking practice. Before that, Ms. Jarrett was a Director and Managing Director at Credit Suisse from 2000 to 2010, and an associate at Donaldson, Lufkin & Jenrette from 1998 to 2000. During her tenure as an investment banker, Ms. Jarrett covered biotechnology and pharmaceutical companies, primarily in the San Francisco Bay Area. She currently serves on the board of directors of Arena Pharmaceuticals, Inc., Syndax Pharmaceuticals, Inc. and Consonance HFW, and previously served on the board of Audentes Therapeutics until its acquisition by Astellas Pharma Inc. in January 2020. Ms. Jarrett holds a B.A. in Economics, cum laude, from Dartmouth College and an M.B.A. from Stanford Graduate School of Business. We believe that Ms. Jarrett should serve as a director due to her extensive business experience in the pharmaceutical industry, her deep operational knowledge of the company and her service as a director of various other biopharmaceutical companies.

Michael Quigley, Ph.D. has served as a member of our Board since January 2021. Dr. Quigley is currently the Senior Vice President of Research Biology at Gilead, overseeing the company's biology teams and preclinical programs as well as protein biotherapeutics and computational biology and bioinformatics efforts across all therapeutic areas, a role he has held since February 2020. From January 2016 to February 2020, he held roles of increasing responsibility within the biology oncology discovery organization at Bristol-Myers Squibb, most recently as Vice President and Head, Tumor Microenvironment Modulation Thematic Research Center and site head of the company’s Redwood City, California location. In that role, he was responsible for setting strategy for the oncology discovery portfolio and business development activities, overseeing target identification, validation and preclinical development of large and small molecule therapeutics. Prior to joining Bristol-Myers Squibb, Dr. Quigley led teams in Oncology Discovery at MedImmune and Janssen. He also serves on the board of directors of Pionyr Immunotherapeutics and on the scientific advisory board of Enara Bio. Dr. Quigley received his B.S. in Marine Science (Biology) from Eckerd College, his Ph.D. in Immunology from Duke University and completed his post-doctoral studies at the Dana-Farber Cancer Institute, Department of Pediatric Oncology. Dr. Quigley was selected to be appointed to Arcus’s Board of Directors pursuant to the investor rights agreement between Arcus and Gilead and we believe he can make valuable contributions to our Board of Directors due to his extensive research experience in the biopharmaceutical industry.

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Terry Rosen, Ph.D. is our co-founder and has served as the Chairman of our Board of Directors since December 2017, our Chief Executive Officer since May 2015 and as a member of our Board since April 2015. He also served as the Chief Executive Officer of PACT Pharma, Inc., a biopharmaceutical company, from November 2016 to December 2017. Immediately prior to the founding of our company, Dr. Rosen served briefly in April 2015 as the Chief Executive Officer of FLX Bio, Inc., a biopharmaceutical company that was spun-off by Flexus Biosciences, Inc., a biopharmaceutical company. Previously, Dr. Rosen co-founded (with Dr. Jaen) and served as the Chief Executive Officer of Flexus Biosciences, Inc. from October 2013 to April 2015, when it was acquired by Bristol-Myers Squibb. Prior to that, Dr. Rosen was at Amgen, Inc., a biopharmaceutical company, from 2004 to January 2013 where he most recently served as Vice President of Therapeutic Discovery from 2011 to January 2013. He also worked at Tularik Inc., a biopharmaceutical company, from 1993 to 2004 when it was acquired by Amgen, Pfizer Central Research, a biopharmaceutical company, from 1987 to 1993, and Abbott Laboratories, a health care company, from 1985 to 1987. Dr. Rosen serves on the board of trustees of the Salk Institute, the California Life Sciences Association and the Berkeley Foundation. He also serves on the boards of Ideaya Biosciences, Inc., PACT Pharma, Epiodyne, Inc., Simcha Therapeutics Holding Company, LLC and Sonoma Biotherapeutics. Dr. Rosen also serves on the scientific advisory board of Sirenas, LLC. Dr. Rosen holds a B.S. in Chemistry from the University of Michigan and a Ph.D. in Chemistry from the University of California, Berkeley. We believe that Dr. Rosen should serve as a director based on his position as one of our founders and as our Chief Executive Officer, his extensive experience in general management and business development and his experience in the field of biosciences.

The Board Of Directors Recommends

A Vote In Favor Of Each Nominee.

Directors Continuing in Office as a Class I Director Until the 2022 Annual Meeting

Yasunori Kaneko, MD has served as a member of our Board since May 2015. Dr. Kaneko was a Managing Director at Skyline Venture Partners, L.P., a venture capital firm, from January 1999 to January 2019. Dr. Kaneko previously served as Chief Financial Officer and Vice President, Business Development at Tularik, Inc., a biopharmaceutical company, at various times from 1992 until 1999. Dr. Kaneko served as a Senior Vice President and Chief Financial Officer of Ionis Pharmaceuticals, Inc., a pharmaceutical company, which went public in May 1991 during his tenure from 1991 to 1992. Dr. Kaneko began his career at Genentech, Inc., a biotechnology company, where he served in a business development role, from 1981 to 1987 and as head of corporate finance in the investment banking division of Paribas Capital Markets LTD, from 1987 to 1991. Dr. Kaneko is a member of the Stanford Interdisciplinary Life Sciences Council and serves on the board of Provigate Inc. Dr. Kaneko served on the board of Nippon Paint Holdings Co., Ltd. from March 2018 to March 2020, and previously served on the board of LeukoSite Inc., a biopharmaceutical company, until its merger with Millennium Pharmaceuticals, Inc. in 1999. Dr. Kaneko received an undergraduate degree and a medical degree from Keio University in Tokyo, and an M.B.A. from Stanford Graduate School of Business. We believe Dr. Kaneko is able to make valuable contributions to our Board of Directors due to his educational background in medicine, as well as his experience in the life science, pharmaceutical and related financial industries.

Patrick Machado, JD has served as a member of our Board since December 2019. Mr. Machado has over two decades of experience growing biopharmaceutical organizations from development through commercialization. He has extensive operational experience, having led finance, business development and legal functions at multiple companies. Mr. Machado co-founded and served as Chief Financial Officer and Chief Business Officer at Medivation, Inc. until his retirement in 2014 and served as a member of Medivation’s Board of Directors from 2014 until its acquisition for approximately $14 billion by Pfizer in 2016. During his tenure at Medivation, Mr. Machado helped lead the company through substantial growth and challenges, providing strong leadership during the clinical development and successful commercial launch of XTANDI® in prostate cancer. Prior to Medivation, Mr. Machado worked at ProDuct Health, Inc. where he held positions as Chief Financial Officer, Senior Vice President of Business Development and General Counsel; Mr. Machado was also responsible for working with national health plans in the U.S. to expand access to patients in need of ductal lavage. Earlier in his career, Mr. Machado served as chief legal counsel to the Chiron Technologies business unit at Chiron Corporation and led the transaction teams for all substantial Chiron Technologies collaborations. Prior to joining Chiron, Mr. Machado worked for Morrison & Foerster LLP, a leading international law firm, and for the Massachusetts Supreme Judicial Court. Mr. Machado also serves as a member of the board of directors of Adverum Biotechnologies, Inc., Chimerix, Inc., Xenon Pharmaceuticals and Turning Point Therapeutics, Inc. and previously served on the board of directors of Endocyte, Inc., Inotek Pharmaceuticals Corporation (now Rocket Pharmaceuticals, Inc.), Axovant Sciences, Inc., Medivation, Inc., Principia Biopharma Inc. and SCYNEXIS,

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Inc. Mr. Machado received his J.D. degree from Harvard Law School and holds both a Bachelor of Science degree in Economics and a Bachelor of Arts degree in German from Santa Clara University in California. We believe Mr. Machado is able to make valuable contributions to our Board of Directors due to his extensive business experience as an executive in the pharmaceutical industry.

Andrew Perlman, MD, Ph.D. has served as a member of our Board since December 2020. Dr. Perlman currently serves as Managing Director and Head of non-clinical Development of X-37, LLC, an artificial intelligence-enabled drug discovery company since November 2018. He is also Managing Director and Chief Medical Officer of Velocity Pharmaceutical Development, a pharmaceutical company that acquires attractive drug candidates and rapidly advances them through a commercially relevant clinical proof-of-concept, a position he has held since 2011. Dr. Perlman also served as President of Vitesse Biologics, a biotech company focused on the development of antibody and protein-based therapeutics in the areas of immunology, hematology, and oncology, which was a joint collaboration among Velocity Pharmaceutical Development, Shire and the Mayo Clinic, until its acquisition in December 2020. From 2004 to October 2016, Dr. Perlman was CEO at Innate Immune Inc., a biotech company focused on developing therapies for asthma and autoimmune diseases. From 1993 to 2004, Dr. Perlman served as Vice President and then Executive Vice President of Tularik Inc. (acquired by Amgen), except for nine months in 2002 when he served as CEO of Affymax. At Tularik, Dr, Perlman’s responsibilities included clinical trial design and implementation, business development and financing activities, culminating with Tularik's acquisition by Amgen in 2004 for $1.3 billion. Dr. Perlman began his notable career in drug development at Genentech, where he played a key role in the development, FDA approval, and marketing of Nutropin, a human growth hormone, and was responsible for the development of Genentech’s portfolio of endocrine drugs and drug candidates. Dr. Perlman also serves as an advisor to various companies, including venture capital firms 8VC, V2M Capital, and Avestria Ventures and biotechnology companies Hexagon Bio, Mantra Bio, and Hinge Bio. Dr. Perlman has a B.S. from MIT, an M.D. and a Ph.D. in physiology from New York University. He did his Ph.D. research in the laboratory of Nobel laureate Professor Eric Kandel and received postgraduate clinical training at Stanford School of Medicine and NYU. From 1984 to 1987 he was an assistant professor at Stanford University where he engaged in clinical work, teaching and research on hypertension. We believe Dr. Perlman is able to make valuable contributions to our Board of Directors due to his extensive business, finance and development experience in the biopharmaceutical industry.

Antoni Ribas, MD, Ph.D. has served as a member of our Board since October 2019. Dr. Ribas is an internationally recognized physician-scientist who conducts translational and clinical research aimed at understanding how the immune system can be used to treat cancer. He has been a leader in the research and clinical development of multiple types of therapeutic agents, including immune checkpoint inhibitors, gene-engineered T cells, and BRAF-targeted therapies. His efforts have been instrumental in transforming the treatment paradigm for oncology patients, particularly those with malignant melanoma, having served as principal investigator for multiple trials, including those involving the breakthrough cancer therapy, Keytruda®. Dr. Ribas is Professor of Medicine, Surgery, and Molecular and Medical Pharmacology at the University of California Los Angeles (UCLA), Director of the Tumor Immunology Program at the UCLA Jonsson Comprehensive Cancer Center, and Director of the Parker Institute for Cancer Immunotherapy Center at UCLA. He is currently the President-Elect for the American Association for Cancer Research (AACR). Dr. Ribas has founded or advised several successful biopharma companies in addition to Arcus, such as Kite Pharma and Flexus Biosciences. Most recently, he co-founded PACT Pharma, a company developing personalized cancer neoantigen-targeted T cell therapies, together with Professors David Baltimore and Jim Heath and Arcus co-founders, Terry Rosen and Juan Jaen. Dr. Ribas has been a member of the Arcus Scientific Advisory Board since its creation in 2015 and also serves on its Clinical Advisory Board. Dr. Ribas received MD and Ph.D. degrees from the Universidad de Barcelona (Spain). He completed his internship and residency in medical oncology at the University Hospital Vall d’Hebron (Barcelona, Spain) and conducted postdoctoral research at UCLA. Following a fellowship in hematology/oncology in the Department of Medicine at UCLA, he has held numerous faculty and administrative positions at UCLA since 2001. Dr. Ribas has received a myriad of awards and honors, including the AACR-CRI Lloyd J. Old Award in Cancer Immunology, the AACR Richard and Hinda Rosenthal Award and the National Cancer Institute (NCI) Outstanding Investigator Award. Dr. Ribas has also served on the board of directors of leading scientific organizations such as the AACR and the Society for Immunotherapy for Cancer (SITC). We believe Dr. Ribas is able to make valuable contributions to our Board of Directors due to his extensive experience in medicine and clinical research.

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Directors Continuing in Office as a Class II Director Until the 2023 Annual Meeting

Juan Carlos Jaen, Ph.D. is our co-founder and has served as our President since May 2015 and as a member of our Board since April 2015. He also served as the President of PACT Pharma, Inc., a biopharmaceutical company, from November 2016 until December 2017. Immediately prior to the founding of our company, Dr. Jaen served briefly in April 2015 as the President of FLX Bio, Inc. Previously, Dr. Jaen co-founded (with Dr. Rosen) and served as the President and Head of Research and Development at Flexus Biosciences, Inc. from October 2013 to April 2015, when it was acquired by Bristol-Myers Squibb. Prior to that, Dr. Jaen served as Senior Vice President of Drug Discovery and as the Chief Scientific Officer of ChemoCentryx, Inc., a biopharmaceutical company, from 2007 to September 2013. From 2004 to 2006, Dr. Jaen was Vice President of Chemistry at Amgen Inc. and from 1996 to 2004, Dr. Jaen held positions as Director of Medicinal Chemistry and Vice President of Chemistry at Tularik, Inc. Prior to that, Dr. Jaen held several positions in drug discovery and program management, from 1983 to 1996, at the Parke-Davis Pharmaceutical Research division of Warner-Lambert Company, a pharmaceutical company. Dr. Jaen also serves on the board of directors of R2M Pharma, Inc., PACT Pharma, Inc., Breakpoint Therapeutics GmbH, Hexagon Bio, Inc., Shasqi, Inc. and the Bella Charitable Foundation. Dr. Jaen holds a B.S. in Chemistry from the Universidad Complutense de Madrid and a Ph.D. in Organic Chemistry from the University of Michigan. We believe that Dr. Jaen should serve as a director based on his position as one of our founders and as our President, his extensive experience in general management and business development and his experience in the field of biomedical research.

David Lacey, MD has served as a member of our Board since May 2020. Dr. Lacey was Senior Vice President of Discovery Research at Amgen from 2006 to 2011 and was at Amgen from 1994 to 2011. At the end of his tenure he oversaw a research organization of ~1200 encompassing four broad therapeutic areas: Inflammation, Oncology, Metabolic Disorders and Neurosciences that utilized both large and small molecules to interdict validated targets across these focus areas. Kepivance, Prolia, Xgeva, and Repatha were among a number of drugs that emerged from Amgen laboratories while under his supervision. Since retiring from Amgen he has assisted a number of private companies either as a scientific adviser or independent director, sometimes both. He currently serves on the Board of Directors of Argenx, Atreca, Inbiomotion, and Nurix. He obtained both his B.A. and M.D. from the University of Colorado and received his formal training in Anatomic Pathology at Washington University in St. Louis, Missouri. We believe Dr. Lacey is able to make valuable contributions to our Board of Directors due to his extensive experience in drug discovery and management of large research organizations.

Merdad Parsey, MD, Ph.D. has served as a member of our Board since July 2020. Dr. Parsey is currently the Chief Medical Officer of Gilead Sciences, where he is responsible for overseeing Gilead’s global clinical development and medical affairs organizations, a role he has held since November 2019. From October 2015 to November 2019, Dr. Parsey served as Senior Vice President of Early Clinical Development at Genentech, where he led clinical development for areas including inflammation, oncology and infectious diseases. Prior to Genentech, Dr. Parsey served as President and CEO of 3-V Biosciences (now Sagimet BioSciences). Prior to Sagimet BioSciences, Dr. Parsey held development roles at Sepracor, Regeneron and Merck and was Assistant Professor of Medicine and Director of Critical Care Medicine at the New York University School of Medicine. Dr. Parsey completed his MD and Ph.D. at the University of Maryland, Baltimore, his residency in Internal Medicine at Stanford University and his fellowship in Pulmonary and Critical Care Medicine at the University of Colorado. He currently also serves on the Board of Directors for Sagimet BioSciences. Dr. Parsey was selected to be appointed to Arcus’s Board of Directors pursuant to the investor rights agreement between Arcus and Gilead and we believe he is able to make valuable contributions to our Board of Directors due to his extensive clinical development experience.

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corporate governance

Independence of The Board of Directors

As required under the New York Stock Exchange (“NYSE”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with Arcus’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NYSE, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Arcus, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NYSE listing standards: Ms. Falberg, Dr. Kaneko, Dr. Lacey, Mr. Machado, Dr. Perlman and Dr. Ribas. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with Arcus. Dr. Rosen, Dr. Jaen and Ms. Jarrett are not independent by virtue of being executive officers of Arcus, and Drs. Quigley and Parsey are not independent by virtue of their relationship with Gilead.

Board Leadership Structure

Our Bylaws and Corporate Governance Guidelines provide our Board with the flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer. Dr. Rosen currently serves as our Chairman of the Board and Dr. Kaneko serves as our lead independent director. As lead independent director, Dr. Kaneko presides over periodic meetings of our independent directors, serves as a liaison between our Chief Executive Officer and the independent directors and performs such additional duties as our Board of Directors may otherwise determine and delegate. We believe that our current leadership structure is appropriate as it allows our Board of Directors to benefit from Dr. Rosen’s in-depth knowledge of our business in formulating and implementing strategic initiatives, provides a unified leadership to confront challenges facing our business, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. We will continue to periodically review our leadership structure and may make changes in the future if appropriate.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure. Our executive officers are responsible for the day-to-day management of the material risks we face. Our Board of Directors administers its oversight function directly as a whole, as well as through various standing committees that address risks inherent in their respective areas of oversight. Our Audit Committee oversees the management of risks associated with our financial reporting, accounting and auditing matters; our Compensation Committee oversees the management of risks associated with our compensation policies and programs; and our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board of Directors and director succession planning. In connection with the COVID-19 outbreak, our Board has received regular updates from management on its impact to our employees, operations and business, and has input into the company’s evolving risk mitigation plans.

Meetings of The Board of Directors

The Board of Directors met ten times during the last fiscal year. As required under applicable NYSE listing standards, in fiscal year 2020, Arcus’s independent directors met in regularly scheduled executive sessions at which only independent directors were present. All of our directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

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Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2020 for each of the Board committees (Drs. Rosen, Jaen, Parsey, Quigley, Ribas, and Ms. Jarrett, did not serve on any committees in 2020 or to date):

Name	Audit	Compensation	Nominating and Corporate Governance
Kathryn Falberg	x*	x
Yasunori Kaneko	x	x*	x*
David Lacey(1)(4)	x
Patrick Machado(2)			x
Andrew Perlman(3)(4)			x
Total meetings in fiscal 2020	6	6	4

*   Committee Chairperson

(1) Dr. Lacey was appointed to the Audit Committee in June 2020.

(2) Mr. Machado was appointed to the Nominating and Corporate Governance Committee in June 2020.

(3) Dr. Perlman joined the Board and the Nominating and Corporate Governance Committee in December 2020.

(4) On April 16, 2021, the Board of Directors appointed Dr. Perlman to the Audit Committee in place of Dr. Lacey and appointed Dr. Lacey to the Nominating and Corporate Governance Committee in place of Dr. Perlman.

Below is a description of each committee of the Board of Directors.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Arcus.

Audit Committee

The Audit Committee of the Board of Directors is established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee Arcus’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee assists our Board of Directors with:

•	its oversight of the integrity of our consolidated financial statements;
•	our compliance with legal and regulatory requirements; the qualifications, independence and performance of the independent registered public accounting firm; and
•	the design and implementation of our financial risk assessment and risk management.

Among other things, our Audit Committee is responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures. The Audit Committee also discusses with our management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our consolidated financial statements, and the results of the audit, quarterly reviews of our consolidated financial statements and, as appropriate, initiates inquiries into certain aspects of our financial affairs. Our Audit Committee is responsible for establishing and overseeing procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, our Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our Audit Committee has sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. Our Audit Committee reviews and oversees all related person transactions in accordance with our policies and procedures.

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The Audit Committee is composed of three directors: Ms. Falberg, Dr. Kaneko and Dr. Perlman. On April 16, 2021, the Board of Directors determined that Dr. Lacey did not meet the heightened independence requirements for service on the Audit Committee as required by the rules and regulations of the SEC and, as a result, the listing standards of the New York Stock Exchange applicable to audit committee members. Upon making this determination, the Board of Directors appointed Dr. Perlman to the Audit Committee in place of Dr. Lacey and appointed Dr. Lacey to the Nominating and Corporate Governance Committee in place of Dr. Perlman. Due to Dr. Lacey serving on the Audit Committee at the time of the completion of the audit of our financial statements for the year ended December 31, 2020, his name appears under the “Report of the Audit Committee of the Board of Directors” below. Each member of our Audit Committee is independent under the rules and regulations of the SEC and the listing standards of the New York Stock Exchange applicable to audit committee members. Ms. Falberg is the chair of the Audit Committee. Our Board of Directors has determined that each of Ms. Falberg and Dr. Kaneko qualify as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the New York Stock Exchange. In addition, our Board of Directors has determined that Ms. Falberg’s simultaneous service on the audit committees of three other public companies does not impair the ability of Ms. Falberg to effectively serve on the Audit Committee. The Board of Directors has adopted a written Audit Committee charter that is available to stockholders on Arcus’s website at www.arcusbio.com.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management of the company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2020.

Kathryn Falberg, Chair

Yasunori Kaneko

David Lacey

Compensation Committee

The Compensation Committee is composed of two directors: Dr. Kaneko and Ms. Falberg. Each member of Arcus’s Compensation Committee is independent (as independence is currently defined in NYSE Listed Company Manual Section 303A.02 as applied to compensation committee members). The Board has adopted a written Compensation Committee charter that is available to stockholders on Arcus’s website at www.arcusbio.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee Arcus’s compensation strategy, policies, plans and programs, including:

•

establishment of corporate and individual performance objectives relevant to the compensation of Arcus’s directors, officers and employees and evaluation of performance in light of these stated objectives;

•

review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers and directors; and

•	administration of Arcus’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by

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the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Arcus. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of Arcus, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Our Compensation Committee utilizes Radford, Inc. (“Radford”), a nationally-recognized compensation consulting firm, to assist the Compensation Committee in developing appropriate incentive plans for our directors and executives on an annual basis, to provide the Compensation Committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. The Compensation Committee reviewed the independence of Radford, taking into consideration the six factors prescribed by the SEC and NYSE. Based on this assessment, the Compensation Committee determined that the engagement of Radford does not raise any conflicts of interest. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In 2018, the Compensation Committee formed an Equity Committee, currently composed of Dr. Jaen, to which it delegated authority to grant, without any further action required by the Compensation Committee, equity awards to employees who are not officers of Arcus. The purpose of this delegation of authority is to enhance the flexibility of equity administration within Arcus and to facilitate the timely grant of equity awards to non-management employees, including any annual grants to continuing employees, within specified limits approved by the Compensation Committee.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2020 are described in greater detail in the “Executive Compensation” section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As noted above, Arcus’s Compensation Committee consists of Dr. Kaneko and Ms. Falberg. None of the members of our Compensation Committee has at any time during the past three years been one of our officers or employees. None of our executive officers currently serves or in the prior three years has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of Arcus (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and recommending to the board a set of corporate governance principles for Arcus.

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The Nominating and Corporate Governance Committee is composed of three directors: Dr. Kaneko, Mr. Machado and Dr. Perlman. Dr. Kaneko is the chair of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in NYSE Listed Company Manual Section 303A.02). The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on Arcus’s website, www.arcusbio.com.

The Nominating and Corporate Governance Committee considers several factors in evaluating potential candidates for the Board. The director qualifications that the Nominating and Corporate Governance Committee has developed to date focus on what the Nominating and Corporate Governance Committee believes to be essential competencies to effectively serve on the Board, including possessing relevant expertise upon which to be able to offer advice and guidance to management, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, having the commitment to rigorously represent the long-term interests of our stockholders, and having sufficient time to devote to the affairs of Arcus. The Nominating and Corporate Governance Committee identifies potential candidates by using its network of contacts as well as solicits additional potential candidates from the Board.

The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of individual backgrounds and complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee Arcus’s business and operations.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at 3928 Point Eden Way, Hayward, CA 94545 at least 120 days prior to the anniversary date of the mailing of the proxy statement for the last annual meeting of stockholders and must include the following information:

•	name and address of the nominating stockholder;
•	a representation that the nominating stockholder is a record holder;
•	a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified;
•	information regarding each nominee that would be required to be included in a proxy statement;
•	a description of any arrangements or understandings between the nominating stockholder and the nominee; and
•	the consent of each nominee to serve as a director, if elected.

The Nominating and Corporate Governance Committee will evaluate candidates recommended by a stockholder in the same manner as candidates identified any other person, including members of the Board.

Stockholder Communications With The Board Of Directors

Stockholders and any interested party may direct correspondence to our Board or an individual director, including Dr. Kaneko, our lead independent director, to our Corporate Secretary at our principal executive offices at 3928 Point Eden Way, Hayward, CA 94545. The Corporate Secretary will review all correspondence and will forward the communications on to the relevant individual director or the whole Board; however, the Corporate Secretary generally will not forward communications that are primarily solicitations for products or services, matters of a personal nature that are not relevant for stockholders, matters that are of a type that render them improper or irrelevant to the functioning of the Board, or requests for general information about Arcus.

16.

Code of Conduct and Ethics

Arcus has adopted the Arcus Biosciences, Inc. Code of Conduct and Ethics that applies to all officers, directors and employees. The Code of Conduct and Ethics is available on Arcus’s website at www.arcusbio.com. If Arcus makes any substantive amendments to the Code of Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, Arcus will promptly disclose the nature of the amendment or waiver on its website or in a Current Report on Form 8-K.

Corporate Governance Guidelines

In 2018, the Board of Directors documented the governance practices followed by Arcus by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate Arcus’s business operations as needed and to make decisions that are independent of Arcus’s management. The guidelines are also intended to align the interests of directors and management with those of Arcus’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.arcusbio.com.

Hedging Policy

Our Insider Trading Policy provides that directors, officers and employees should not (i) engage in any short sales, (ii) should not acquire, sell, or trade in any interest or position relating to the future price of Arcus’s securities, such as a put or call option, nor (iii) borrow from a brokerage firm, bank or similar entity in order to purchase Arcus securities.

17.

Proposal 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Arcus’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited Arcus’s financial statements since 2016. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Arcus’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Arcus’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Arcus and its stockholders.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and cast on the matter at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Arcus for the fiscal years end December 31, 2020 and 2019, by Ernst & Young LLP, Arcus’s principal accountant (in thousands):

	Fiscal Year Ended
	2020	2019
Audit Fees (1)	$2,061	$907
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$2,061	$907

(1)

Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements included in our annual reports on Form 10-K; review of our interim financial statement included in our quarterly reports on Form 10-Q; consultation on technical accounting matters; assistance with registration statements filed with the SEC; and the issuance of comfort letters and consents.

All fees described above were pre-approved by the Audit Committee.

In connection with Arcus’s engagement of Ernst & Young LLP, Arcus entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for Arcus, which is subject to alternative dispute resolution procedures.

Pre-Approval Policies and Procedures

The Audit Committee must pre-approve audit and non-audit services rendered by Arcus’s independent registered public accounting firm, Ernst & Young. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee has approved all services by Ernst & Young prior to performance of the services.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

18.

Proposal 3

ADVISORY VOTE on executive COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Arcus’s stockholders are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of our named executive officers as disclosed in this Proxy Statement. Pursuant to the Dodd-Frank Act, the stockholder vote is an advisory vote only and is not binding on us or the Board.

Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

Pay-for-Performance Philosophy

We compensate our executive officers in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. Our compensation policies and decisions are focused on incentivizing short-term and long-term results that are in the best interests of our stockholders and promoting long-term commitments to Arcus.

Business Results

The compensation of our named executive officers during our fiscal year ended on December 31, 2020, is consistent with significant business achievements and individual performance. The following summarizes key highlights of our corporate performance during our fiscal year ended on December 31, 2020:

•

In May 2020, we entered into a 10-year option, license and collaboration agreement (the “Collaboration Agreement”) with Gilead Sciences, Inc. (“Gilead”), whereby Gilead obtained an exclusive license to zimberelimab, our anti-PD-1 antibody, and a time-limited exclusive option to all of our current and future programs during the 10-year collaboration term, contingent upon Gilead’s payment of up to $400 million over the collaboration term. If Gilead exercises its option to an Arcus program, Arcus will receive an option fee that ranges from $200 million to $275 million per program for our clinical programs in existence at the date of the Collaboration Agreement, and $150 million per program for all of our other programs that enter clinical development thereafter. If Gilead exercises its option with respect to our TIGIT program, we are also eligible to receive up to $500 million in potential U.S. regulatory approval milestones with respect to domvanalimab. In connection with the Gilead transaction, we have received substantial funding from Gilead in an aggregate amount of $595 million, of which $375 million was received in 2020 under the Collaboration Agreement and common stock purchase agreement entered into in May 2020, and $220 million has been received to date in 2021 under the amended and restated common stock purchase agreement entered into in January 2021.

•	In May 2020, concurrent with the execution of the Gilead partnership, Arcus successfully completed a public offering of common stock, raising approximately $348 million in gross proceeds.
•

In October 2020, we entered into a clinical collaboration with AstraZeneca to conduct a registrational trial, PACIFIC-8, to evaluate domvanalimab, our anti-TIGIT antibody, in combination with durvalumab, AstraZeneca’s anti-PD-L1 antibody, in Stage 3 non-small-cell lung cancer (NSCLC). This collaboration leverages durvalumab as the only therapy approved for patients with unresectable Stage 3 NSCLC and AstraZeneca’s leadership and experience within this indication.

•

In December 2020, we entered into a license agreement with WuXi for the discovery and license of anti-CD39 antibodies. Pursuant to the terms of the agreement, Arcus was granted exclusive worldwide rights to anti-CD39 antibodies discovered under the collaboration with WuXi, and is responsible for all further development and commercialization activities for such anti-CD39 antibodies.

19.

•	Throughout 2020, we expanded our clinical pipeline with the achievement of the following milestones:
o	Initiation of ARC-7, our Phase 2 trial evaluating domvanalimab in combination with zimberelimab with or without etrumadenant vs. zimberelimab monotherapy in first-line metastatic, PD-L1≥50% NSCLC;
o

Advancement into the randomization portion of ARC-4, a Phase 1/1b study comparing etrumadenant + zimberelimab + chemotherapy vs. zimberelimab + chemotherapy in EGFRmut NSCLC patients that have failed 1 or 2 tyrosine kinase inhibitor therapies;

o	Initiation of ARC-6, our Phase 1b/2 platform trial in metastatic castrate-resistant prostate cancer evaluating etrumadenant combinations against active comparators;
o

Initiation of ARC-8, our Phase 1/1b study that was our first evaluation of AB680, our CD73 inhibitor, in cancer patients. We presented promising preliminary data from the Phase 1 dose-escalation portion of the study evaluating AB680 in combination with zimberelimab and gemcitabine/nab-paclitaxel (G/NP) in first-line metastatic pancreatic cancer at the ASCO GI conference in January 2021. As of the efficacy data cut-off date of December 9, 2020, 17 patients across four dose-escalation cohorts were evaluable for response, with an objective response rate of 41% (7/17, of which three were confirmed partial responses and four were unconfirmed responses pending their second confirmatory scan). As of the safety data cut-off date of November 11, 2020, no significant additive toxicity from AB680 in combination with G/NP plus zimberelimab was observed beyond that expected from G/NP plus anti-PD-1 combined.

o

Initiation of ARC-9, a randomized Phase 1b/2 platform study to evaluate etrumadenant in combination with other agents in 2L+ metastatic colorectal cancer (mCRC). This study builds on the preliminary observations of clinical activity seen in Arcus’s ARC-3 study, including a disease control rate (DCR) of 76% across all lines of therapy (requiring a minimum of 2 disease assessments) and a DCR of 64% in third-line or higher mCRC patients, with a median time on treatment of nearly 17 weeks.

o

Filing of an investigational new drug application for AB308, Arcus’s FcR-competent anti-TIGIT antibody, in order to initiate our Phase 1/1b dose escalation study and to further evaluate AB308 in combination with zimberelimab in hematological malignancies and solid tumors in the dose-expansion phase of the study.

•

During the challenging COVID-19 pandemic, we were able to advance our discovery programs by instituting a robust COVID-19 management and testing program that allowed our laboratory-based employees to safely resume laboratory operations. This enabled the continued advancement of our HIF-2α program, which could lead to the second HIF-2α inhibitor to enter clinical development.

•

We significantly grew our employee base, including our clinical development team, by adding 105 employees in 2020 to support the further advancement and expansion of our discovery portfolio and clinical development programs.

In accordance with Section 14A of the Exchange Act, we are requesting your non-binding vote on the following resolution:

“RESOLVED, that the compensation paid to Arcus’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

Vote Required; Recommendation of the Board of Directors

The affirmative votes of a majority of shares cast is required for approval of this proposal. Votes “For” and “Against” will affect the outcome. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 3.

20.

Proposal 4

ADVISORY VOTE AS TO THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act provide that stockholders be given the opportunity to vote, on a non-binding advisory basis, for their preference on the frequency with which Arcus should solicit a say-on-pay vote on the compensation of its named executive officers. Arcus is therefore asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of every year.

The Board believes that an annual advisory vote on the compensation of Arcus’s named executive officers will allow stockholders to provide timely and direct input on Arcus’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year, and gives the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from stockholders. The Board therefore believes that an annual vote is consistent with its desires to seek the opinion of its stockholders on executive compensation and corporate governance matters.

While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of Arcus’s executive officer compensation practices should be held every year, every other year or every three years. Our Board may decide that it is in the best interests of the stockholders that Arcus hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the company or the Board. Notwithstanding the non-binding advisory nature of this vote, Arcus recognizes that stockholders may have different views as to the best approach for the company and looks forward to hearing from stockholders as to their preferences on the frequency of a non-binding advisory vote on executive compensation.

As our stockholders have not yet recommended a frequency of advisory votes, we have not yet determined which frequency to adopt; however, we expect that our stockholders will vote for each year for advisory votes on executive compensation and, if they do so, we expect to adopt that recommendation, in which case the next advisory vote on executive compensation will be at our 2022 Annual Meeting of Stockholders.

Vote Required

The frequency that receives a majority of votes from shares present or represented by proxy and cast at the Annual Meeting will be the frequency preferred by the stockholders. If no frequency receives a majority of votes from shares present or represented by proxy and cast at the meeting, we will deem the frequency receiving the most votes to be the frequency preferred by stockholders. Abstentions and broker non-votes will have no effect on the vote for this proposal.

The Board Of Directors Recommends

A Vote In Favor Of “One Year” for Proposal 4.

21.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information as to the beneficial ownership of our common stock as of March 1, 2021, for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each Named Executive Officer;
•	each of our directors; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Common stock subject to options that are currently exercisable or exercisable within 60 days of March 1, 2021, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentages of beneficial ownership of our common stock in the table is based on 70,887,231 shares of common stock issued and outstanding on March 1, 2021.

Name of Beneficial Owners	Shares Owned	Shares that May be Acquired Within 60 days	Total Shares Beneficially Owned	Percentage of Beneficial Ownership
5% Stockholders (other than Directors or Named Executive Officers):
Gilead Sciences, Inc. (1)	13,813,029	16,919,233	30,732,262	35.0%
Entities and individuals affiliated with GV 2016, L.P. (2)	5,049,786	-	5,049,786	7.1%
Directors and Named Executive Officers:
Terry Rosen, Ph.D. (3)	4,256,237	239,375	4,495,612	6.3%
Juan Carlos Jaen, Ph.D. (4)	1,761,633	182,266	1,943,899	2.7%
William Grossman, M.D., Ph.D.	6,727	269,531	276,258	*
Jennifer Jarrett	100,634	605,089	705,723	1.0%
Kathryn Falberg (5)	162,610	35,000	197,610	*
Yasunori Kaneko, M.D. (6)	889,522	-	889,522	1.3%
Antoni Ribas, M.D., Ph.D. (7)	13,603	28,125	41,728	*
Patrick Machado, JD	-	22,222	22,222	*
David Lacey, M.D.	35,352	18,403	53,755	*
Andrew Perlman, M.D., Ph.D.	2,525	2,333	4,858	*
Merdad Parsey, M.D., Ph.D.	-	-	-	*
Michael Quigley, Ph.D.	-	-	-	*
All current directors and executive officers as a group
(14 persons) (8)	7,241,191	1,662,026	8,903,217	12.3%
*	Represents beneficial ownership of less than one percent of the outstanding common stock.
(1)

Based on Schedule 13D filed with the SEC on February 2, 2021, reporting beneficial ownership as of January 31, 2021. The number of shares that may be acquired within 60 days is the number of shares that may be acquired pursuant to the terms of the Amended and Restated Common Stock Purchase Agreement, dated January 31, 2021 between Gilead and Arcus, which number is the maximum that will cause Gilead’s beneficial ownership to be 35.0% subsequent to the issuance of such shares. The principal business address of Gilead is 333 Lakeside Drive, Foster City, California 94404.

(2)

Based on Schedule 13G filed with the SEC on February 12, 2019, reporting beneficial ownership as of December 31, 2018. Consists of 3,125,312 shares held directly by GV 2016, L.P. and 1,924,474 shares of the Issuer’s Common Stock held directly by GV 2017, L.P. GV

22.

2016 GP, L.P. (the general partner of GV 2016, L.P.), GV 2016 GP, L.L.C. (the general partner of GV 2016 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2016 GP, L.L.C.), XXVI Holdings Inc. (the managing member of Alphabet Holdings LLC), and Alphabet Inc. (the sole stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote and invest the shares held directly by GV 2016, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the managing member of Alphabet Holdings LLC), and Alphabet Inc. (the sole stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote and invest the shares held directly by GV 2017, L.P. The address of the principal business office of each of these entities is 1600 Amphitheatre Parkway, Mountain View, CA 94043.

(3)	Includes 4,066,844 shares of common stock held by trusts, of which 311,900 shares are held in family trusts in which Dr. Rosen has no pecuniary interest but retains voting and dispositive power.
(4)	Includes 1,572,240 shares of common stock held by trusts.
(5)	Includes 82,106 shares of common stock held by trusts.
(6)	Consists of (a) 505,050 shares of common stock held by Kaneko Capital, LLC, (b) 252,524 shares of common stock held by Kaneko Investments, LLC, and (c) 131,948 shares of common stock held by trusts.
(7)	Includes 8,553 shares of common stock held by trusts.
(8)

Includes the number of shares beneficially owned by the named executive officers and directors listed in the above table, and shares beneficially owned by Robert C. Goeltz II, our Principal Financial and Accounting Officer and Carolyn Tang, our General Counsel. Mr. Goeltz held (a) 5,000 shares of common stock and (b) options to purchase 46,355 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 1, 2021. Ms. Tang held (a) 7,348 shares of common stock and (b) options to purchase 213,327 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 1, 2021.

Executive officers

The following table sets forth information regarding our executive officers as of April 1, 2021:

NAME	AGE	POSITION HELD WITH THE COMPANY
Terry Rosen, Ph.D.	62	Chief Executive Officer, Director and Chairman
Juan Carlos Jaen, Ph.D.	63	President and Director
Jennifer Jarrett	50	Chief Operating Officer and Director
William Grossman, M.D., Ph.D.	51	Chief Medical Officer
Carolyn Tang	42	General Counsel
Robert C. Goeltz, II	48	Principal Financial and Accounting Officer, Chief Financial Officer

For a biography of each of Dr. Rosen, Dr. Jaen and Ms. Jarrett, see “Proposal 1 – Election of Directors.”

Robert C. Goeltz II has served as our Chief Financial Officer since August 2020. Mr. Goeltz joined Arcus from UNITY Biotechnology, Inc., a healthcare company focused on age-associated diseases, where he served as Chief Financial Officer and Senior Vice President from September 2017 to July 2020, in which position he was responsible for investor and public relations, accounting, financial planning and analysis, information systems, real estate, insurance, procurement and facilities. Prior to Unity, Mr. Goeltz was Chief Financial Officer and Senior Vice President at CytomX Therapeutics, Inc., a biotechnology company focused on cancer therapeutics, from May 2015 to May 2017, in which position he was responsible for investor relations, finance, real estate, insurance, procurement, facilities and information systems. Prior to that, Mr. Goeltz served as Chief Financial Officer of Onyx Pharmaceuticals, Inc. after its acquisition by Amgen Inc., from October 2013 until May 2015. Previously, Mr. Goeltz held roles of increasing responsibility at Amgen, including in Business Development, Commercial Finance, R&D Finance and Corporate Accounting from 2004 to 2013. He began his career working in the audit practice of Ernst & Young LLP. Mr. Goeltz received a B.B.A. in Business from Emory University and an M.B.A. from the UCLA Anderson School of Management. He is also a Certified Public Accountant (inactive).

William Grossman., M.D., Ph.D. has served as our Chief Medical Officer since April 2019. Since December 2020, Dr. Grossman also serves as a consultant to Gilead Sciences, Inc. Before joining Arcus, Dr. Grossman was Chief Medical Officer of Bellicum Pharmaceuticals from February 2018 to April 2019, where he was responsible for Bellicum’s clinical development, regulatory affairs, clinical operations, and medical affairs organizations. Prior to Bellicum, Dr. Grossman was the Global Group Medical Director for Cancer Immunotherapy at Genentech from September 2015 to February 2018, where he led the clinical development of Tecentriq® in gastrointestinal cancers and of cancer immunotherapy combinations across all solid tumor types. Dr. Grossman designed and led the Phase

23.

1b/2 MORPHEUS platform, a rapid and efficient paradigm for the evaluation of cancer immunotherapy combinations. Before joining Genentech, he led the development and execution of the US & global medical affairs strategy for the oncology franchise at AbbVie. Previously, Dr. Grossman served as Senior Vice President, Research & Clinical Development at Biothera, where he oversaw all discovery and clinical development efforts in oncology and immunology. In addition, Dr. Grossman has held leadership positions in research, clinical development, and medical affairs at Baxter Healthcare and Merck & Co., where he was involved in the clinical evaluation of anti-cancer vaccines, immunomodulatory agents, small molecules, and biologics for oncology. Prior to joining the industry, Dr. Grossman held various positions with the Children’s Hospital of Wisconsin/Medical College of Wisconsin where he was Founder and Medical Director of the Clinical Immunodiagnostic and Research Laboratory, Professor for Microbiology and Genetics, and Director of the Hematology/Oncology/Bone Marrow Transplant Division for the Immunodeficiency Transplant Program. Dr. Grossman earned a B.A. in both Biology and Chemistry from the University of St. Thomas, St. Paul, (Minnesota), magna cum laude. He earned his M.D. and Ph.D. (Immunology) degrees from Washington University School of Medicine’s Medical Scientist Training Program, and completed his medical training in the Division of Pediatric Biology/Medicine at the Washington University School of Medicine.

Carolyn Tang has served as our General Counsel since September 2019. Ms. Tang joined Arcus in July 2017, and previously held the role of Vice President of Legal starting in August 2018 and Head of Legal from July 2017. From July 2015 to March 2017, Ms. Tang was Director of Securities and Transactions at Medivation, Inc., a biopharmaceutical company, where she was responsible for securities, corporate governance and strategic transactions until the company’s acquisition by Pfizer, Inc. From 2004 to 2015, Ms. Tang was at InterMune, Inc., a biotechnology company focused on pulmonology and orphan fibrotic diseases, ultimately having responsibility for the company’s global intellectual property portfolio, strategic transactions, and supporting the company’s corporate and securities activities, including the establishment and administration of its European subsidiaries, until InterMune’s acquisition by Roche Holdings, Inc. Ms. Tang received her law degree from Santa Clara University School of Law and her B.A. in Molecular and Cell Biology, with an emphasis in Neurobiology, from the University of California at Berkeley.

24.

Executive Compensation

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2020 and 2019, compensation awarded to or paid to, or earned by, our Chief Executive Officer and our two other highest paid other executive officers at December 31, 2020.

Name and Principal Position	Year	Salary		Bonus	Stock Awards(1)	Stock Options(2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Terry Rosen, Ph.D.	2020	$325,625	(3)	$-	$3,005,000	$2,351,475	$-	$1,200	$5,683,300
Chief Executive Officer and Director	2019	340,000	(3)	-	-	1,375,700	-	1,200	1,716,900
Jennifer Jarrett (4)(5)	2020	125,000		-	90,150	10,578,439	75,000	28,171	10,896,760
Chief Operating Officer and Director
William Grossman, M.D., Ph.D.	2020	457,600		-	3,352,750	2,073,420	250,000	1,200	6,134,970
Chief Medical Officer	2019	296,667		200,000	-	2,723,040	180,000	600	3,400,307
(1)	The amount represents the aggregate market value of restricted stock units on the date of grant.
(2)

The amount represents the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amount are described in Note 9 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(3)	Dr. Rosen voluntarily agreed to reduce his salary by $75,000 and $60,000 in 2020 and 2019, respectively to fund an employee meal program.
(4)	Was not a named executive officer in 2019 and, in accordance with SEC regulations, 2019 compensation is not reported.
(5)

In the period from January 2020 to October 2020, when she joined the company as Chief Operating Officer, Ms. Jarrett received $27,871 in fees (reported in the “All other compensation” column), 3,000 restricted stock units with a total grant date fair value of $90,150 (reported in the “Stock awards” column), and 14,000 stock options with a grant date fair value of $281,089 (reported in the “Stock options” column), all for her service as a nonemployee director. In October 2020, Ms. Jarrett received a new hire grant of 900,000 stock options with a grant date fair value of $10,297,350 (reported in the “Stock options” column).

Narrative Explanation of Compensation Arrangements with our Named Executive Officers

In reviewing this section, please note that we were a smaller reporting company in 2020 and are not required to provide a “Compensation Discussion and Analysis” of the type required by Item 402 of Regulation S-K. The disclosure in this section is intended to supplement the SEC-required disclosure and it is not a Compensation Discussion and Analysis.

The primary components of compensation for our executive officers are base salaries, annual cash bonus opportunities and equity incentive awards. Our Compensation Committee sets the compensation of our executive officers at levels they determine to be competitive and appropriate for each executive officer, using their professional experience and judgment. In making executive compensation decisions, the Compensation Committee generally takes into consideration the company’s business needs and performance, each executive officer’s responsibilities, the company’s level of dependence on the executive’s skills and experience, the need to attract new talent to our executive team and retain existing talent in a highly competitive industry, and market data and recommendations from our compensation consultants, Radford.

25.

Employee Benefits and Perquisites

To help assess our executive compensation practices, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. This peer group consists of biopharmaceutical companies that are similar to us in terms of stage of development, therapeutic focus, number of employees, geographically situated in a biotechnology hub, and having a market capitalization within a range of approximately one-third to five times our market capitalization. The competitive data drawn from this compensation peer group is only one of several factors that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our executive officers, including our named executive officers. The Compensation Committee also considers our desire to motivate our executive officers to achieve short-term and long-term results that are in the best interests of our stockholders and have a long-term commitment to us. The peer group used to help set our executive compensation for our fiscal year ended on December 31, 2020 is:

Adverum Biotechnologies	AnaptysBio	Atara Biotherapeutics
Aimmune Therapeutics Calithera Biosciences	Ardelyx ChemoCentryx	Audentes Therapeutics Corvus Pharmaceuticals
Cytokinetics	CytomX Therapeutics	Editas Medicine
Epizyme	Five Prime Therapeutics	Forty-Seven
Gritstone Oncology	Jounce Therapeutics	Kura Oncology
Odonate Therapeutics	Prothena	Revance Therapeutics
Sutro Biopharma	Syndz Pharmaceuticals	ZIOPHARM Oncology
Zogenix

Annual Base Salaries

We provide our executive officers with a base salary to compensate them for services rendered to Arcus each year. The Compensation Committee establishes base salary amounts based on a number of factors, including the market data from peer companies provided by Radford, the scope of the executive officer’s responsibilities, experience, achievements, leadership, teamwork and value to Arcus. Applying these considerations, the Compensation Committee set Dr. Grossman’s base salary for 2020 at $457,600. Dr. Rosen declined an increase to his pre-adjusted base salary of $400,000, which was decreased by $75,000 for 2020 to fund an employee meal program. Ms. Jarrett was hired in October 2020 and the Compensation Committee set her base salary at $500,000.

Cash Bonus

We seek to motivate and reward our executive officers for achievements relative to our corporate goals and individual performance each fiscal year. The Compensation Committee determines the target cash bonus opportunity expressed as a percentage of an executive officer’s base salary, with the actual cash bonus payment determined by Arcus’s overall performance and each individual’s achievement and contributions. The corporate performance goals may be based on criteria such as the progress of our research and clinical development programs, financial metrics and strategic collaborations that support the company’s plans. Based on performance against these goals in the 2020 fiscal year, the Compensation Committee determined the cash bonuses earned by Ms. Jarrett and Dr. Grossman, which are as set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Dr. Rosen has historically declined to be eligible for a bonus, including for fiscal year 2020.

Equity Incentives

The market for qualified and talented executives in the biopharmaceutical industry is highly competitive and we compete for talent with many companies that have greater resources than we do. Accordingly, we believe equity compensation is a crucial component of any competitive executive compensation package we offer. Our equity awards program is designed to incentivize and reward long-term corporate and individual performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. Historically, our equity awards have generally taken the form of stock options. We believe that options provide a strong alignment with our stockholders’ interests because their entire value depends on future stock price appreciation.

In determining the aggregate value of the equity awards granted to our executive officers, the Compensation Committee takes into consideration a competitive market analysis prepared by Radford, including the practices of our peer group. The Compensation Committee believes that utilizing long-term equity incentive compensation provides a

26.

strong incentive to our executive officers, including our named executive officers, to manage Arcus as owners with significant equity stakes in the business.

Our equity awards to new employees, including named executives officers, consist solely of stock options. In connection with Ms. Jarrett’s start of employment with us as our Chief Operating Officer in October 2020, Ms. Jarrett received an option to purchase 900,000 shares of our common stock, at an exercise price of $17.17 per share, the fair market value on the date of grant. These options vest monthly over four years, subject to her continued employment with us on each vesting date.

We further provide annual equity awards, which are typically granted in the first quarter of the year. In January 2020, we granted options to purchase 350,000 shares and 140,000 shares of our common stock to each of Drs. Rosen and Grossman, respectively, at an exercise price of $10.23 per share, the fair market value on the date of grant. The options vest monthly over four years, following completion of each month of continuous service after January 1, 2020.

In June 2020, the Compensation Committee approved an incentive equity award in the form of restricted stock units (RSUs) to all employees, including our executive officers and named executive officers, following the execution of the Gilead partnership and successful public offering. We believe that the once annual vesting requirements over the four year term applicable to the RSUs encourages retention because our employees and executive officers are incentivized to remain employed through each vesting period, and also rewards growth in the market price of our common shares because they derive additional value from future stock price appreciation, while being less dilutive to our stockholders because they require fewer shares than options. In connection with these awards made to all employees, we granted 100,000 and 55,000 restricted stock units to each of Drs. Rosen and Grossman, which vest in four substantially equal annual installments on June 15th of each year, with the first vesting on June 15, 2021. On October 2, 2020, we further granted Dr. Grossman options to purchase 100,000 shares of our common stock, at an exercise price of $17.00 per share, the fair market value on the date of the grant, and 100,000 restricted stock units. The options vest monthly over four years, following completion of each month of continuous service after October 2, 2020, and the RSU award vests in 16 substantially equal quarterly installments, with the first vesting on December 15, 2020.

The terms of our equity awards applicable to all employees, including our named executive officers, provide that vesting of all equity awards held by then-current employees will accelerate in the event of certain involuntary terminations of employment in connection with or following our change in control (as defined below under “Severance and Change in Control Benefits”), subject to such employee’s execution and nonrevocation of a general release of claims against us and certain related parties.

Employee Benefits and Perquisites

Our Named Executive Officers are eligible to participate in our health and welfare plans to the same extent as are all full-time employees generally. We generally do not provide our Named Executive Officers with perquisites or other personal benefits.

Dr. Rosen, as noted above, personally funds an employee meal program.

Retirement Benefits

We have established a 401(k) tax-deferred savings plan, which permits participants, including our Named Executive Officers, to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. We are responsible for administrative costs of the 401(k) plan. We may, at our discretion, make matching or profit sharing contributions to the 401(k) plan. No employer contributions have been made to date.

27.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table shows for the fiscal year ended December 31, 2020, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option	Option	Number of Shares or Units		Market Value of Shares or Units
Name	Exercisable		Unexercisable	Exercise Price($)	Expiration Date	That Have Not Yet Vested (#)		That Have Not Yet Vested($)(1)
Terry Rosen, Ph.D.	-		-	-	-	3,946	(2)	$102,438
	-		-	-	-	34,196	(3)	$887,728
	95,833	(4)	104,167	$10.36	1/15/2029	-		-
	80,208	(5)	269,792	$10.23	1/16/2030	-		-
	-		-	-	-	100,000	(16)	$2,596,000
Jennifer Jarrett	181,166	(6)	-	$1.23	3/14/2027	-		-
	107,694	(7)	-	$5.39	1/3/2028	-		-
	104,053	(8)	57,061	$16.95	6/7/2028	-		-
	37,500	(9)	862,500	$17.17	9/30/2030	-		-
	22,361	(10)	12,639	$9.07	1/13/2029	-		-
	35,000	(11)	-	$7.99	6/5/2029	-		-
	-	(12)	14,000	$30.05	6/3/2030	-		-
	-		-	-	-	3,000	(17)	$77,880
William Grossman, M.D., Ph.D.	166,667	(13)	233,333	$10.49	4/28/2029	-		-
	32,083	(14)	107,917	$10.23	1/16/2030	-		-
	4,167	(15)	95,833	$17.00	10/1/2030	-		-
	-		-	-	-	55,000	(16)	$1,427,800
	-		-	-	-	93,750	(18)	$2,433,750
(1)

For the purpose of determining market value, we assumed a stock price of $25.96, the closing sale price per share of our common stock on December 31, 2020, the last business day of our last fiscal year.

(2)

Represents the unvested portion of 63,131 restricted shares of our common stock acquired by the officer upon exercise of an option granted on March 15, 2017. Our right of repurchase lapses in 48 substantially equal monthly installments ending on March 1, 2021, provided the officer remains in our continuous service through each such vesting date.

(3)

Represents the unvested portion of 126,262 restricted shares of our common stock acquired by the officer upon exercise of an option granted on January 4, 2018. Our right of repurchase lapses in 48 substantially equal monthly installments ending January 1, 2022, provided the officer remains in our continuous service through each such vesting date.

(4)

Represents the vested portion of an option to purchase 200,000 shares of our common stock granted on January 16, 2019. Such option vests in 48 substantially equal monthly installments ending on January 16, 2023, provided the officer remains in our continuous service through each such vesting date.

(5)

Represents the vested portion of an option to purchase 350,000 shares of our common stock granted on January 17, 2020. Such option vests in 48 substantially equal monthly installments ending on January 1, 2024, provided the officer remains in our continuous service through each such vesting date.

(6)

Represents the vested or early exercisable portion of an option to purchase 262,625 shares of our common stock granted on March 15, 2017. Such option vests in 48 substantially equal monthly installments ending on March 1, 2021, provided the officer remains in our continuous service through each such vesting date.

(7)

Represents the vested or early exercisable portion of an option to purchase 126,261 shares of our common stock granted on January 4, 2018. Such option vests in 48 substantially equal monthly installments ending on January 1, 2022, provided the officer remains in our continuous service through each such vesting date.

(8)

Represents the vested portion of an option to purchase 161,114 shares of our common stock granted on June 8, 2018. Such option vests in 48 substantially equal monthly installments ending on May 31, 2022, provided the officer remains in our continuous service through each such vesting date.

(9)

Represents the vested portion of an option to purchase 900,000 shares of our common stock granted on October 1, 2020. Such option vests in 48 substantially equal monthly installments ending on October 1, 2024, provided the officer remains in our continuous service through each such vesting date.

(10)

Represents the vested portion of an option to purchase 35,000 shares of our common stock granted on January 14, 2019. Such option vests in 36 substantially equal monthly installments ending on January 14, 2022, provided the officer remains in our continuous service through each such vesting date.

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(11)

Represents the vested portion of an option to purchase 35,000 shares of our common stock granted on June 6, 2019. Such option vested in full on June 4, 2020, the date of the annual stockholder meeting following the grant.

(12)

Represents the vested portion of an option to purchase 14,000 shares of our common stock granted on June 4, 2020. Such option vests in full on June 3, 2021, the date of the annual stockholder meeting following the date of the grant.

(13)

Represents the vested portion of an option to purchase 400,000 shares of our common stock granted on April 29, 2019. Such option vests in 48 substantially equal monthly installments ending on April 28, 2023, provided the officer remains in our continuous service through each such vesting date.

(14)

Represents the vested portion of an option to purchase 140,000 shares of our common stock granted on January 17, 2020. Such option vests in 48 substantially equal monthly installments ending on January 1, 2024, provided the officer remains in our continuous service through each such vesting date.

(15)

Represents the vested portion of an option to purchase 100,000 shares of our common stock granted on October 2, 2020. Such option vests in 48 substantially equal monthly installments ending on October 2, 2024, provided the officer remains in our continuous service through each such vesting date.

(16)	Represents the unvested shares granted as a restricted stock unit, which will vest in four substantially equal annual installments, with the first vesting on June 15, 2021.
(17)	Represents the unvested shares granted as a restricted stock unit, which will fully vest on June 3, 2021, the date of the annual stockholder meeting following the date of the grant.
(18)	Represents the unvested shares granted as a restricted stock unit, which will vest in sixteen substantially equal quarterly installments, with the first vesting on December 15, 2020.

Severance and Change in Control Benefits

Pursuant to the severance program approved by the Compensation Committee, in the event of termination without cause, Arcus’s Chief Executive Officer and President would be entitled to (a) severance in the amount of 12 months of the officer’s then-current base salary, (b) payment or reimbursement of healthcare continuation premiums under COBRA for up to 12 months and (c) consideration of their pro-rata bonus based on the number of days that the officer was employed during such year. Under the severance program, Arcus’s other C-level officers, which includes the named executive officers, are eligible for the foregoing severance benefits, but in an amount of up to nine months of the officer’s then-current base salary and up to nine months of healthcare continuation payments or reimbursements. Pursuant to Dr. Grossman’s offer letter, entered into before the adoption of the foregoing severance program, in the event of an involuntary termination that is not in connection with a change in control, Dr. Grossman would receive, if greater, severance in the amount of six months of his base salary, payment or reimbursement of healthcare continuation premiums under COBRA for up to six months, a pro-rata portion of his bonus based on the number of days that he was employed during such year, and accelerated vesting of six months of his outstanding equity awards. In all events, in order to receive the payments and benefits, the officer will be required to, among other things, execute and not revoke a general release of claims against the company and certain related parties.

Pursuant to the Severance and Change in Control Agreements entered into with each of our Named Executive Officers, if we terminate the respective officer’s employment for reasons other than cause, or if the officer voluntarily resigns for certain good reason (which we refer to collectively as an involuntary termination) within 12 months following a change in control (as defined in the agreement) of Arcus, then the officer will be eligible to receive, contingent on returning all of our property in the officer’s possession, executing and not revoking a general release of claims against us and certain related parties, and resigning as a member of our Board of Directors, continued payment of base salary for a twelve-month period, at the rate in effect at the time of termination (but without giving effect to any reduction triggering a resignation for good reason), a lump-sum cash amount equal to the officer’s target bonus for the fiscal year in which such termination occurs, prorated for the number of days that the officer was employed during such year, and if timely elected by the officer, payment of healthcare continuation premiums under COBRA for up to twelve months, and full vesting of all existing and future equity compensation awards.

Cause means the officer’s:

•	unauthorized use or disclosure of our confidential information or trade secrets, which use or disclosure causes material harm to Arcus;
•	material breach of any agreement with Arcus;
•	material failure to comply with Arcus’s written policies or rules;
•	conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State;
•	gross negligence or willful misconduct;

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•	continuing failure to perform assigned duties after receiving written notification of the failure from Arcus or its Board of Directors; or
•	failure to cooperate in good faith with a governmental or internal investigation of Arcus or its directors, officers or employees, if Arcus has requested such cooperation.

Good reason means a resignation of employment within twelve months after one of the following conditions has come into existence without the officer’s consent, which remains uncured more than 30 days after delivery of notice to us of such condition within 90 days following the initial existence of such condition:

•

a reduction in the officer’s annual base salary by more than 10%, other than a general reduction that is part of a cost-reduction program that affects all similarly situated employees in substantially the same proportions;

•	a relocation of the officer’s principal workplace by more than 25 miles from its location prior to a change in control; or
•

a material reduction of responsibilities, authority or duties, provided that neither a mere change in title alone nor reassignment following a change in control to a position that is similar to the position held prior to the change in control shall constitute a material reduction in job responsibilities.

Change in control means certain mergers or consolidations of us with or into another entity; a sale, conveyance or other disposition of all or substantially all of our assets, property or business; or the acquisition by any person or persons acting as a group of beneficial ownership (or a right to acquire beneficial ownership) of shares representing a majority of the voting power of the then-outstanding shares of our capital stock.

30.

COMPENSATION OF DIRECTORS

Cash Compensation

We pay each of our non-employee directors annual cash retainers, paid quarterly in arrears, as follows:

	Prior to June 4, 2020	Subsequent to June 4, 2020
Retainer for each non-employee member of the Board:	$35,000	$40,000
Additional retainer for Lead Independent Director:	3,500	5,000
Additional retainer for Chair of Audit Committee:	15,000	20,000
Additional retainer for Chair of Compensation Committee:	10,000	12,000
Additional retainer for Chair of Nominating and Corporate Governance Committee:	8,000	10,000
Additional retainer for non-Chair members of Audit Committee:	7,500	10,000
Additional retainer for non-Chair members of Compensation Committee:	5,000	6,000
Additional retainer for non-Chair member of Nominating and Corporate Governance Committee:	4,000	5,000

Equity Compensation

Our Compensation Committee will grant to each non-employee director when he or she first becomes a member of the Board of Directors an initial equity award. From March 2019 to June 2020, the initial equity award was an option to purchase 50,000 shares of the company’s common stock. In June 2020, the Compensation Committee reviewed updated market data from Radford for our non-employee director compensation program due to the significant increase in the company’s share price from the prior year. Beginning June 2020, the initial equity award consists of an option to purchase up to 21,000 shares of the company’s common stock and an initial grant of 4,500 restricted stock units (RSUs). The initial equity awards are made automatically without any further action on the part of the Board or the Compensation Committee on the date the person becomes a director of the company. The option shall have an exercise price equal to the Fair Market Value (as defined in the company’s 2018 Equity Incentive Plan) on the date of grant and shall vest and become exercisable in substantially equal monthly installments over 36 months of continuous service provided by such member of the Board of Directors. The RSUs are subject to a three-year vesting schedule with one-third of the shares subject to the RSU vesting each year, subject to the director’s continuous service. The initial equity awards will become fully vested and exercisable in the event that Arcus is subject to a change in control.

Further, each non-employee director who continues serving on the Board after our annual meeting for that year receives an annual equity award. In 2020, the continuing directors received an option to purchase up to 14,000 shares of the company’s common stock and 3,000 RSUs. The annual grants will be made automatically without any further action on the part of the Board or the Compensation Committee on the date of the company’s annual meeting of stockholders. The annual option shall have an exercise price equal to the Fair Market Value. Subject to the director’s continuous service on the Board of Directors, the annual equity awards will vest and become exercisable in full on the earlier of (x) the date that is 12 months following the date of grant or (y) the date of the next annual stockholder meeting following the grant. The annual equity awards will become fully vested and exercisable in the event that Arcus is subject to a change in control. The foregoing notwithstanding, a new director who has received an initial equity award as described above will not in the same calendar year receive an annual equity award.

Drs. Parsey and Quigley, as Gilead’s director designees pursuant to our investor rights agreement, do not receive any compensation.

31.

Director Compensation for Fiscal 2020

The following table sets forth information about the compensation of the non-employee members of our Board of Directors who served as a director during the year ended December 31, 2020 other than Ms. Jarrett, whose compensation, including as a non-employee director until she became our Chief Operating Officer in October 2020, is set forth in the summary compensation table above:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Options Awards(2)	All Other Compensation(3)	Total
David William Beier (director until June 2020)	$23,786	$-	$-	$-	$23,786
Kathryn Falberg	61,316	90,150	281,089	-	432,555
Yasunori Kaneko, M.D.	69,761	90,150	281,089	-	441,000
Patrick Machado, J.D.	42,445	90,150	281,089	-	413,684
Antonio Ribas, M.D. Ph.D.	37,871	90,150	314,682	20,000	462,703
David Lacey, M.D.	30,055	-	1,247,618	40,000	1,317,673
Andrew Perlman, M.D., Ph.D.	-	142,965	444,581	-	587,546
Merdad Parsey, M.D., Ph.D.	-	-	-	-	-
Michael Quigley, Ph.D.	-	-	-	-	-

(1)	The amount represents the aggregate market value of restricted stock units on the date of grant.
(2)

The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Each director was granted only one option award in 2020 other than Drs. Ribas and Lacey, each of whom were granted, in addition for their option award for Board service (valued at $281,089 for Dr. Ribas and $1,214,025 for Dr. Lacey), an option award with a value $33,593 to purchase 5,000 shares for service on our advisory boards.

(3)	Consists of cash compensation for service on our advisory boards.

As of December 31, 2020, each of the above non-employee directors held options to purchase shares of our common stock as follows: Mr. Beier, 35,000 shares; Ms. Falberg, 49,000 shares; Dr. Kaneko, 14,000 shares; Mr. Machado, 64,000 shares; Dr. Ribas, 69,000 shares; Dr. Lacey, 55,000 shares; and Dr. Perlman, 21,000 shares.

As of December 31, 2020, the following non-employee directors held 3,000 restricted stock units: Ms. Falberg, Dr. Kaneko, Mr. Machado, and Dr. Ribas. Dr. Perlman held 4,500 restricted stock units.

In 2020 we did not pay any compensation for service as a director to Drs. Rosen, Jaen, Parsey or Quigley.

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equity compensation plan information

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2020:1

Equity Compensation Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants or Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities reflected in Column (a)) (c)
Approved by Stockholders (1)	7,444,031	$9.51	(2)	2,271,131
Not Approved by Stockholders(3)	3,212,816	$20.90		784,975
Total	10,656,847	$12.94		3,056,106
(1)

The number of shares remaining available for future issuance includes shares available under our 2018 Plan, and shares available under our 2018 Employee Stock Purchase Plan, or 2018 ESPP. As of December 31, 2020, a total of 1,190,422 shares remained available for future issuance under the 2018 ESPP, of which a maximum of 543,000 shares could be issued in the current purchase period. The maximum number of shares subject to purchase rights under the 2018 ESPP is a function of stock price and total employee contributions. As such, Arcus cannot reasonably determine the number of shares subject to purchase rights as of December 31, 2020, and such shares are not reflected in the amount subject to rights outstanding.

(2)

The weighted-average exercise price takes into account shares subject to outstanding restricted stock units, which have no exercise price. The weighted-average exercise price excluding such outstanding RSUs is $10.56.

(3)

Represents shares of our common stock issuable pursuant to the 2020 Inducement Plan (the “2020 Plan”). The Board adopted the 2020 Plan in January 2020, as amended in November 2020, pursuant to which we reserved 4,000,000 shares of our common stock for issuance under the 2020 Plan. The only persons eligible to receive grants of Awards under the 2020 Plan are individuals who satisfy the standards for inducement grants under NYSE Listed Company Manual Rule 303A.08 - that is, generally, a person not previously an employee or director of Arcus, or following a bona fide period of non-employment, as an inducement material to the individual's entering into employment with Arcus. An “Award” is any right to receive Arcus common stock pursuant to the 2020 Plan, consisting of non-statutory stock options, stock appreciation rights, restricted stock awards, RSUs, or any other stock award.

The number of shares of common stock reserved for issuance under the 2018 Plan automatically increases on January 1 of each year during the term of the 2018 Plan by the lesser of 3,750,000 shares, 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors.

The number of shares of common stock reserved for issuance under the 2018 ESPP automatically increases on January 1 of each year during the term of the 2018 ESPP by the lesser of 1,071,000 shares, 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors.

[1]	NTD: Early-exercised shares are not subject to options or awards, so don’t appear in the table at all.

33.

Related Person Transactions

Policies and Procedures for Related Party Transactions

Our Audit Committee has the primary responsibility for the review, approval and oversight of any “related party transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements, or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We have adopted a written related party transaction policy under which our management is required to submit any related person transaction not previously approved or ratified by our Audit Committee to our Audit Committee. In approving or rejecting the proposed transactions, our Audit Committee will take into account all of the relevant facts and circumstances available.

Certain Related-Person Transactions

The following is a description of transactions since January 1, 2019, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are elsewhere in this proxy statement:

Relationship and transactions with Gilead Sciences, Inc. (Gilead)

As of December 31, 2020, Gilead held approximately 13% of our outstanding common stock. These holdings resulted from Gilead’s investment in us of approximately $56.7 million, net of offering costs, by purchasing 2,200,000 shares of common stock at a per share price of $27.50 in our May 2020 public offering as well as Gilead’s acquisition of 5,963,029 shares for $200 million under the Common Stock Purchase Agreement (the Stock Purchase Agreement), which Stock Purchase Agreement was entered into between us and Gilead in May 2020 and closed in July 2020. Pursuant to the Stock Purchase Agreement, Gilead has the right, at its option, to purchase up to a maximum of 35% of our then-outstanding voting common stock, from time to time over the next five years. On January 31, 2021, we and Gilead entered into an Amended and Restated Common Stock Purchase Agreement, which amended and restated in its entirety the Common Stock Purchase Agreement, pursuant to which Gilead purchased from us 5,650,000 shares of our common stock at a purchase price of $39.00 per share. All other terms of the original Common Stock Purchase Agreement remained unchanged.

Concurrent with the entry into the Stock Purchase Agreement, we and Gilead entered into an Option, License and Collaboration Agreement (the Collaboration Agreement) and an Investor Rights Agreement. Pursuant to the Gilead Collaboration Agreement, Gilead obtained an exclusive option to acquire an exclusive license to all of our current and future clinical programs during the 10-year collaboration term, contingent upon Gilead’s payment of up to $400 million over the collaboration term, and, for those programs that enter clinical development prior to the end of the collaboration term, for up to an additional three years thereafter. Gilead may exercise its option, on a program-by-program basis, upon payment of an option fee that ranges from $200 million to $275 million per program for our clinical programs in existence at the date of the Collaboration Agreement, and $150 million per program for all of our other programs that enter clinical development thereafter. If Gilead exercises its option with respect to our TIGIT program, we are also eligible to receive up to $500 million in potential U.S. regulatory approval milestones with respect to domvanalimab. Under the Collaboration Agreement, we received $175 million upon closing of the transactions with Gilead in July 2020. Pursuant to the Investor Rights Agreement, Gilead has the right to designate two individuals to be appointed to Arcus’s Board of Directors. We appointed the first Gilead designee, Merdad Parsey, M.D., Ph.D., in July 2020 upon closing of the transactions with Gilead, and Michael Quigley, Ph.D., to our Board of Directors in January 2021.

Employment of Relative of Executive Officer

One son of Terry Rosen, Ph.D., our Chief Executive Officer and member of our Board of Directors, has been employed by us since February 2016, currently in the capacity of Principal Investigator. In 2019 and 2020, he earned approximately $136,800 and $146,152, respectively, in annual salary and other cash compensation, was granted options to purchase 4,000 and 6,500 shares of common stock, respectively, with an exercise price of $9.47 and $11.68, respectively, with a value of $25,150 and $49,860, respectively, on the date of grant (computed in accordance with FASB ASC Topic 718). He also received 1,700 restricted stock units in 2020 with a grant date fair value of $49,385, and received other benefits consistent with other employees serving in the same capacity.

34.

Another son of Terry Rosen, Ph.D., our Chief Executive Officer and member of our Board of Directors, joined us as a Scientist in November 2020. In 2020, he earned approximately $20,333 in annual salary and other cash compensation, was granted options to purchase 9,000 shares of common stock with an exercise price of $29.93, with a value of $179,500 on the date of grant (computed in accordance with FASB ASC Topic 718) and received other benefits consistent with other employees serving in the same capacity.

Consulting Agreements with Directors

Jennifer Jarrett

In January 2019, Ms. Jarrett resigned from her role as our Chief Financial and Chief Operating Officer and joined the Board of Directors. As part of her resignation, Ms. Jarrett entered into a one-year consulting agreement with the company in which she agreed to provide advisory services to management and assistance with the transition of responsibilities to other employees in the company. The agreement was amended in December 2019 to extend her consulting agreement for an additional year; until January 11, 2021. In exchange for these services, we provided compensation in the form of Ms. Jarrett’s 2018 bonus paid to her on the separation date and the continued vesting of Ms. Jarrett’s stock options throughout the consulting period. In 2019, we paid $200,000 to Ms. Jarrett as her 2018 bonus and 129,389 shares vested with an aggregate grant date fair value of $754,967.

Ms. Jarrett returned to the company in October 2020. Prior to her return, 103,118 shares vested in 2020 under her consulting agreement with an aggregate grant date fair value of $586,370.

David Beier

In June 2020, Mr. Beier ceased to be a member of the Board of Directors and entered into a consulting agreement with the company, in which he agreed to provide advisory services to management until January 1, 2022. In exchange for these services, Mr. Beier receives continued vesting of his stock awards. At the inception of the consulting agreement, Mr. Beier had 19,992 outstanding options which had an aggregate grant date fair value of $131,148. In 2020, 6,314 of these shares vested under the consulting agreement with an aggregate grant date fair value of $41,420.

35.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Arcus Biosciences, Inc. stockholders may be “householding” Arcus’s proxy materials. A single Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Arcus Biosciences, Inc. Direct your written request to Arcus Biosciences, Inc., Attention: Corporate Secretary, 3928 Point Eden Way, Hayward, CA 94545, or at (510) 694-6200. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

36.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote, to the extent permitted by SEC rules, on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Terry Rosen

Terry Rosen, Ph.D.

Chief Executive Officer and Chairman of the Board

April 20, 2021

A copy of Arcus Biosciences, Inc.’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2020 is available without charge upon written request to: Corporate Secretary, Arcus Biosciences, Inc., 3928 Point Eden Way, Hayward, CA 94545.

37.

VOTE BY INTERNET   Before The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of  information up until 11:59 p.m. Eastern Time on June 2, 2021. Have your proxy  card in hand when you access the web site and follow the instructions to obtain  your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/RCUS2021  You may attend the meeting via the Internet and vote during the meeting. Have  the information that is printed in the box marked by the arrow available and  follow the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 2, 2021. Have your proxy card in hand when  you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  ARCUS BIOSCIENCES, INC.  3928 POINT EDEN WAY  HAYWARD, CA 94545  D45503-P54573  ARCUS BIOSCIENCES, INC.  The Board of Directors recommends you vote FOR  the following proposals:  1. Election of Directors   Nominees:  Withhold  For   !  !   1a. Terry Rosen, Ph.D.  !  !   1b. Kathryn Falberg   1c. Jennifer Jarrett  !  !  !  !   1d. Michael Quigley, Ph.D.  For   Against  Abstain  !  !  !  2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public  accounting firm of Arcus Biosciences for its fiscal year ending December 31, 2021.  !  !  !  3. To approve, on an advisory basis, the compensation of Arcus Biosciences' named executive officers, as disclosed in the Proxy Statement.   2 Years  3 Years  1 Year  Abstain  The Board of Directors recommends you vote 1 Year on the following proposal:  !  !  !  !  4. To vote, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Arcus Biosciences' named executive officers.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give  full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full  corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.  D45504-P54573  ARCUS BIOSCIENCES, INC.  Annual Meeting of Stockholders  June 3, 2021 8:30 AM  This proxy is solicited by the Board of Directors  The stockholder(s) hereby appoint(s) Terry Rosen, Ph.D. and Juan Carlos Jaen, Ph.D., or either of them, as proxies,  each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated  on the reverse side of this ballot, all of the shares of Common Stock of Arcus Biosciences, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, PDT on June 3, 2021, virtually at www.virtualshareholdermeeting.com/RCUS2021, and any adjournment or postponement thereof.   This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this  proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side